EXHIBIT 10.31

STOCKHOLDERS AGREEMENT

among

LIPIMETIX DEVELOPMENT, INC.

and

THE STOCKHOLDERS NAMED HEREIN

Dated as of June 23, 2015

LIPIMETIX DEVELOPMENT, INC.
STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2015 by and among LipimetiX Development, Inc., a Delaware corporation (the “Company”), Capstone Therapeutics Corp., a Delaware corporation (“CAPS”), each of the stockholders listed on the signature page hereto as the LX Stockholders (collectively, the “LX Stockholders”), and The UAB Research Foundation (“UABRF”), and any subsequent stockholders of the Company who become parties to this Agreement pursuant to the terms hereof (each a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, immediately prior to the execution hereof, LipimetiX Development, LLC, a Delaware limited liability company (the “Converting Entity”), converted into the Company pursuant to Section 265 of the Delaware General Corporation Law (the “DGCL”) by filing a Certificate of Conversion dated as of June 23, 2015.

WHEREAS, the parties desire to enter into this Agreement to govern certain of their respective rights, duties and obligations as Stockholders.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

AGREEMENT:

In consideration of the foregoing and the mutual promises contained in this Agreement, the parties agree as follows:

1. Definitions.

1.1 Defined Terms.  As used in this Agreement:

“Accounting Services Agreement” means that certain Accounting Services Agreement by and between the Company and CAPS dated as of August 3, 2012.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company.  For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Ratio” means with respect to any Stockholder the fraction (a) the numerator of which is the number of outstanding Common Shares owned by such Stockholder and (b) the denominator of which is the number of then outstanding shares of Common Shares.

“Benu Management Agreement” means that certain Management Agreement by and between the Company and Benu BioPharma, Inc., dated as of August 3, 2012.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

“Capital Stock” means (a) Common Shares (whether now outstanding or hereafter issued in any context), (b) shares of Series A Preferred Stock (whether now outstanding or hereafter issued in any context), (c) shares of any Other Stock, or (d) any option, warrant or right to receive any Common Shares, Series A Preferred Stock or Other Stock other than options issued under the Company’s stock option plan(s) in effect from time to time (but any Common Shares, Series A Preferred Stock or Other Stock issued upon exercise of such options shall be Capital Stock).

“CAPS Majority Holders” means the holders of a majority of the Common Shares held by CAPS and/or any of its Permitted Transferees.

“CAPS Stockholders” means CAPS and each of its Permitted Transferees holding Common Shares.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware and in effect as of the date of this Agreement, as amended from time to time, including amendments made through a certificate of designations filed with the Secretary of State of the State of Delaware.

“Change of Control”means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, if any, to a Third party Purchaser; (b) a sale resulting in no less than a majority of the Common Shares being held by a Third party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third party Purchaser that results in the inability of the Stockholders to designate or elect a majority of the managers (or the board of directors (or its equivalent)) of the resulting entity or its parent company.

“Class A-1 Common Shares” means shares of Class A-1 Common Stock, par value $0.00001 per share, of the Company and any stock into which such Class A-1 Common Shares may hereafter be converted or changed.

“Class A-2 Common Shares” means shares of Class A-2 Common Stock, par value $0.00001 per share, of the Company and any stock into which such Class A-2 Common Shares may hereafter be converted or changed.

“Common Shares” means shares of Class A-1 Common Shares and Class A-2 Common Shares.

“Company Breach Event” means either of: (i) the failure of the Company during any calendar year to operate substantially in accordance with the Budget for such year or to achieve any of the Milestones for such year; or (ii) the failure of the Company to perform any of its obligations hereunder, including any of the provisions of  Sections 4.4, 4.5, or 4.6 hereof.

“Company Competitor” means any Person who is engaged in the commercial development, sale or distribution of pharmaceutical products, or any person who owns, directly or indirectly, an ownership interest in any such Person (other than a passive ownership of less than  one percent (1%) of the outstanding stock of any entity whose stock is traded on an established stock exchange).

“Company Subsidiary” means a Subsidiary of the Company.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Holder” means any Stockholder.

“License Agreement” means that certain Exclusive License Agreement dated August 26, 2011 between UABRF and LipimetiX, LLC (“LX”), as amended on August 3, 2012 and December 15, 2014 by and among UABRF, LX and the Company with LX assigning its interest therein to the Company in connection therewith.

“LX Majority Holders” means the holders of a majority of the Common Shares held by the LX Stockholders and/or any of their respective Permitted Transferees.

“LX Stockholders” has the meaning set forth in the Preamble to this Agreement.

“Majority in Interest of the Stockholders” means one or more Stockholders who own, collectively, shares of the Capital Stock of the Company holding at least a majority of the Voting Power.

“New Shares” means any Capital Stock other than (a) any Capital Stock issued pursuant to an offering of the securities of the Company pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended, (b) Common Shares issuable upon the exercise of options, warrants or other rights to purchase such shares issued or issuable pursuant to the Company’s stock option plan(s) in effect from time to time, (c) Common Shares or options, warrants or other rights to purchase Common Shares that are issued or issuable to directors or employees of the Company for compensatory purposes and are approved by the Board, and the Common Shares issuable upon the exercise of any such options, warrants or other rights, (d) Capital Stock issued to the Company’s stockholders in connection with any stock split, stock dividend, reverse stock split, recapitalization, reclassification or similar event in which new Capital Stock is issued only to the Persons who were stockholders of the Company immediately prior to such issuance and in which the allocation of such new Capital Stock is based upon the proportionate ownership of Capital Stock immediately prior to such issuance, (e) Capital Stock issued in connection with a lender financing transaction approved by the Board, (f) Capital Stock issued as consideration for the acquisition of all or a portion of the business or assets of a Person or all or a portion of the equity securities of a Person, regardless of the structure of such transaction, provided such Person is not Affiliated with any Investor immediately prior to such acquisition and such issuance is approved by the Board, and (g) Capital Stock issued in connection with the formation of a joint venture or similar arrangement between the Company and a Person, provided such Person is not Affiliated with any Stockholder immediately prior to such formation and such issuance is approved by the Board.

“Other Stock” means any class or series of capital stock of the Company (other than Common Shares or Series A Preferred Stock) that may hereafter be authorized.

“Permitted Transfer” means a Transfer of Shares carried out pursuant to Section 3.2 or Section 3.3.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, limited liability company, partnership, association, trust (revocable or irrevocable) or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Shares” means any Series A Preferred Stock or Other Stock that is designated as a class or series of preferred stock of the Company.

“Proportionate Share” means with respect to each Stockholder, the fraction whose numerator is the number of Common Shares owned by such Stockholder at the date with respect to which such amount is being calculated and the denominator of which is the sum of the number of Common Shares outstanding at such date.

“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means shares of Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Shares” means the Common Shares and the Preferred Shares.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers or other governing body are owned, directly or indirectly, by the first Person.

“Supermajority in Interest of the Stockholders” means one or more Stockholders who own, collectively, at least seventy five percent (75%) or more of the Common Shares held by all of the Stockholders entitled to vote on or consent to the matter under consideration.

“Third party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Shares or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Shares.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person. “Transfer” when used as a noun shall have a correlative meaning.

“UABRF Shares” means those certain Common Shares held by UABRF.

“Voting Power” means the power to cast votes in a vote of the stockholders of the Company in accordance with the Certificate of Incorporation.

1.2 Cross-Reference of Defined Terms.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Budget	6.3
CAPS	Preamble
Company	Preamble
Confidential Information	6.4
Consent of Spouse	11.7
Exercising Buyers	5.1(c)
New Share Offeree	5.1(a)
Notice of Proposed Issuance	5.1(a)
Offered New Shares	5.1(a)
Participating Stockholder	6.2
Proposed Purchaser/Proposed Purchasers	5.1(a)
Stockholder/Stockholders	Preamble
Twenty Day Period	5.1(b)
UABRF	Preamble

2. Board of Directors.

2.1 Board of Directors; Composition; Vacancies.  Each Stockholder shall vote (in person, by proxy or by action by written consent, as applicable) all of such Stockholder’s Capital Stock, whether now owned or hereafter acquired or which such Stockholder may be empowered to vote, from time to time and at all times, in whatever manner shall be necessary to ensure that the number of directors who comprise the Board shall be five (5) and the members of the Board shall consist of the following:

(a) Prior to a Company Breach Event, the Board shall be comprised as follows:  (i) three (3) individuals designated in writing by the LX Majority Holders (the “LX Directors”), who shall initially be Dennis I. Goldberg, Ph.D., Philip M. Friden, Ph.D. and Eric Morrell, Ph.D.; and (ii) two (2) individuals designated in writing by the CAPS Majority Holders (the “CAPS Directors”), who shall initially be J.M. Holliman, III and Randy Steer.

(b) On and after a Company Breach Event, the Board shall be reconstituted and thereafter shall be comprised as follows:  (i) two (2) individuals designated by the LX Majority Holders; and (ii) three (3) individuals designated by the CAPS Majority Holders.

(c) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a LX Director, then the LX Majority Holders shall have the right to designate an individual to fill such vacancy and the Company and each Stockholder hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board. In the event that the LX Majority Holders shall fail to designate in writing a representative to fill a vacant LX Director position on the Board, and such failure shall continue for more than fifteen (15) days after notice from any director to the LX Stockholders with respect to such failure, then the vacant position shall be filled by an individual designated by the LX Directors then in office; provided, however, that such individual shall be removed from such position if the LX Majority Holders so direct and simultaneously designate a new LX Director.

(d) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a CAPS Director, then the CAPS Majority Holders shall have the right to designate an individual to fill such vacancy and the Company and each Stockholder hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.  In the event that the CAPS Majority Holders shall fail to designate in writing a representative to fill a vacant CAPS Director position on the Board, and such failure shall continue for more than fifteen (15) days after notice from any director to the CAPS Stockholders with respect to such failure, then the vacant position shall be filled by an individual designated by the CAPS Directors then in office; provided, however, that such individual shall be removed from such position if the CAPS Majority Holders so direct and simultaneously designate a new CAPS Director.

2.2 Removal; Resignation.

(a) A LX Director may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the LX Majority Holders.

(b) A CAPS Director may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the CAPS Majority Holders.

(c) A director may resign at any time from the Board by delivering his written resignation to the Board and the Stockholder(s) appointing such director as provided in Section 2.1. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or any Stockholder’s acceptance of a resignation shall not be necessary to make it effective.

(d) Each Stockholder shall vote (in person, by proxy or by action by written consent, as applicable) all of such Stockholder’s Capital Stock, whether now owned or hereafter acquired or which such Stockholder may be empowered to vote, from time to time and at all times, in whatever manner shall be necessary to ensure that (a) no director designated pursuant to Section 2.1 may be removed from such office unless such removal is directed or approved in writing by the Stockholders entitled to designate such director, and (b) any vacancy created by the resignation, removal or death of a director designated pursuant to Section 2.1 shall be filled with a director designated by the Stockholders entitled to designate such director.

3. Transfer.

3.1 General Restrictions on Transfer.

(a) Each Stockholder acknowledges and agrees that such Stockholder (or any Permitted Transferee of such Stockholder) shall not Transfer any Shares except as may be approved by a Majority in Interest of the Stockholders (which consent shall not be unreasonably withheld), as permitted pursuant to Section 3.2 or Section 3.3, or in accordance with the procedures described in Section 3.4 or Section 3.5, as applicable. No Transfer other than pursuant to Section 3.4 may be made unless the prospective Transferee has executed and delivered to the Company a counterpart signature or joinder to this Agreement, agreeing to be bound by the terms hereof, in a form acceptable to a Majority in Interest of the Stockholders.

(b) Notwithstanding any other provision of this Agreement to the contrary (including Section 3.2 and Section 3.3), each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Shares, and the Company agrees that it shall not issue any Shares or otherwise approve the Transfer of any Shares:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Shares, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company or any of the Company Subsidiaries, if any, to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(iii) if such Transfer or issuance would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary, if any.

A Majority in Interest of the Stockholders may refuse: (i) the Transfer of any Shares to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority; or (ii) the Transfer of any Shares to any Company Competitor.  No Transfer described in (i) or (ii) of the preceding sentence may be effected without the prior written consent of a Majority in Interest of the Stockholders.

(c) Any Transfer or attempted Transfer of any Shares in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Shares for all purposes of this Agreement.

3.2 CAPS Permitted Transfers.  The provisions of Section 3.1(a) (other than the last sentence of such section), Section 3.4 (with respect to the Dragging Stockholders only) and Section 3.5 shall not apply to any of the following Transfers by CAPS of any of its Shares: (i) a Transfer to an Affiliate of CAPS and (ii) in the event of a liquidation, dissolution or winding up of CAPS, a Transfer to its shareholders in accordance with its constitutive documents.  Notwithstanding the foregoing, each of the foregoing Transfers of Shares shall be subject to Sections 3.1(b) and 3.1(c), and the last sentence of Section 3.1(a).

3.3 LX Permitted Transfers.  The provisions of Section 3.1(a) (other than the last sentence of such section), Section 3.4 (with respect to the Dragging Stockholders only) and Section 3.5 shall not apply to any of the following Transfers by LX Stockholders of any of their Shares: (i) a Transfer to an Affiliate of the transferor, provided that all Shares held by the transferor are so transferred; and (ii) in the event of a liquidation, dissolution or winding up of a LX Stockholder who is a corporation or limited liability company, a Transfer to such entity’s shareholders or members in accordance with its constitutive documents.  Notwithstanding the foregoing, each of the foregoing Transfers of Shares shall be subject to Sections 3.1(b) and 3.1(c), and the last sentence of Section 3.1(a).

3.4 Drag-along Rights.

(a) Participation.  If one or more Stockholders (together with their respective Permitted Transferees) holding no less than a majority of all the Common Shares (such Stockholders, the “Dragging Stockholders”), propose to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Dragging Stockholders shall have the right, after delivering the Drag-along Notice in accordance with Section 3.4(c) and subject to compliance with Section 3.4(d), to require that each other Stockholder (each, a “Drag-along Stockholder”) participate in such sale in the manner set forth in Section 3.4(b).

(b) Sale of Shares.  Subject to compliance with Section 3.4(d):

(i) If the Drag-along Sale is structured as a sale resulting in a majority of the Common Shares being held by a Third party Purchaser, then each Drag-along Stockholder shall sell, with respect to each class or series of Shares proposed by the Dragging Stockholders to be included in the Drag-along Sale, the number of Shares of such class or series equal to the product obtained by multiplying (A) the number of applicable Shares held by such Drag-along Stockholder by (B) a fraction (x) the numerator of which is equal to the number of applicable Shares that the Dragging Stockholders proposes to sell in the Drag-along Sale and (y) the denominator of which is equal to the number of applicable Shares held by the Dragging Stockholders at such time; and

(ii) If the Drag-along Sale is structured as a sale of all or substantially all of the assets of the Company or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of a Majority in Interest of the Stockholders, then notwithstanding anything to the contrary in this Agreement, each Drag-along Stockholder shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction, and shall take all actions to waive any dissenters’, appraisal or other similar rights that it may have in connection with such transaction.

(c) Sale Notice.  The Dragging Stockholders shall exercise their rights pursuant to this Section 3.4 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Stockholder no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Stockholders’ rights and obligations hereunder and shall describe in reasonable detail: (i) the name of the Person to whom such Shares are proposed to be sold; (ii) the proposed date, time and location of the closing of the sale; (iii) the number of each class or series of Shares to be sold by the Dragging Stockholders, the proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Share of each applicable class or series; and (iv) a copy of any form of agreement proposed to be executed in connection therewith.

(d) Conditions of Sale.  The obligations of the Drag-along Stockholders in respect of a Drag-along Sale under this Section 3.4 are subject to the satisfaction of the following conditions:

(i) The consideration to be received by each Drag-along Stockholder shall be the same form and amount of consideration to be received by the Dragging Stockholders per Share of each applicable class or series and the terms and conditions of such sale shall, except as otherwise provided in Section 3.4(d)(ii), be the same as those upon which the Dragging Stockholders sells its Shares;

(ii) If the Dragging Stockholders or any Drag-along Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Stockholders; and

(iii) Each Drag-along Stockholder shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Stockholders make or provide in connection with the Drag-along Sale; provided, however, that each Drag-along Stockholder shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Shares, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Stockholder, and other matters relating to such Drag-along Stockholder, but not with respect to any of the foregoing with respect to any other Stockholders or their Shares; provided, further, however, that all representations, warranties, covenants and indemnities shall be made by the Dragging Stockholders and each Drag-along Stockholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Stockholders and each Drag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Stockholders and each such Drag-along Stockholder in connection with the Drag-along Sale.

(e) Cooperation.

(i) Each Drag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholders, but subject to Section 3.4(d)(ii).

(ii) If a Drag-Along Stockholder fails, for any reason, to execute any agreements or other documents, or to take any other action necessary to satisfy its obligations set forth in this Section 3.4, such Drag-along Stockholder:  (A) to the extent applicable, shall be deemed to have assigned all of its right, title and interest in and to its Shares to the Third party Purchaser and the Third party Purchaser shall have the right to receive all distributions with respect to such Shares, (B) shall be deemed to have given the Dragging Stockholders an irrevocable proxy, coupled with an interest, to vote its Shares on all matters submitted on which such Drag-along Stockholder is entitled to a vote, (C) shall be deemed to have given the Dragging Stockholders an irrevocable power of attorney solely to execute and deliver in such Drag-along Stockholder’s name and stead all documents, agreements and instruments necessary and appropriate to effectuate the Drag-along Sale, and (D) shall cease to have any rights with respect to such Shares except to only the right to receive the respective amounts for such Drag-along Stockholder’s Shares as computed pursuant to this Section 3.4 upon the closing of the Drag-along Sale as set forth in this Section 3.4.  This remedy is in addition to any other remedies allowed by law or by this Agreement.

(f) Expenses.  The fees and expenses of the Dragging Stockholders incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Stockholders (it being understood that costs incurred by or on behalf of Dragging Stockholders for their sole benefit will not be considered to be for the benefit of all Drag-along Stockholders), to the extent not paid or reimbursed by the Company or the Third party Purchaser, shall be shared by the Dragging Stockholder and all the Drag-along Stockholders on a pro rata basis, based on the consideration received by each such Stockholder; provided, however, that no Drag-along Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

3.5 Tag-along Rights.

(a) Participation.  Subject to the terms and conditions specified in Section 3.1 and Section 3.2, if any Stockholder (the “Selling Stockholder”) proposes to Transfer any of its Common Shares to any Person (a “Proposed Transferee”), each other Stockholder (each, a “Tag-along Stockholder”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 3.5.

(b) Application of Transfer Restrictions.  The provisions of this Section 3.5 shall not apply to Transfers in which the Dragging Stockholders have elected to exercise their drag-along right under Section 3.4.

(c) Sale Notice.  Prior to the consummation of any Transfer of Common Shares qualifying under Section 3.5(a), the Selling Stockholder shall deliver to the Company and each other Stockholder holding Common Shares of the class or series proposed to be Transferred a written notice (a “Sale Notice”) of the proposed Tag-along Sale. The Sale Notice shall make reference to the Tag-along Stockholders’ rights hereunder and shall describe in reasonable detail: (i) the aggregate number of Common Shares the Proposed Transferee has offered or otherwise agreed to purchase; (ii) the identity of the Proposed Transferee; (iii) the proposed date, time and location of the closing of the Tag-along Sale; (iv) the purchase price per applicable Common Share (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and (v) a copy of any form of agreement proposed to be executed in connection therewith.

(d) Exercise of Tag-along Right.

(i) The Selling Stockholder and each Tag-along Stockholder timely electing to participate in the Tag-along Sale pursuant to Section 3.5(d)(ii) shall have the right to Transfer in the Tag-along Sale the number of Common Shares equal to the product of (A) the aggregate number of Common Shares that the Proposed Transferee proposes or has otherwise agreed to buy as stated in the Sale Notice and (B) a fraction (x) the numerator of which is equal to the number of Common Shares then held by the applicable Stockholder, and (y) the denominator of which is equal to the number of Common Shares then held by the Selling Stockholder and all of the Tag-along Stockholders timely electing to participate in the Tag-along Sale pursuant to Section 3.5(d)(ii) (such amount with respect to the Common Shares, the “Tag-along Portion”).

(ii) Each Tag-along Stockholder shall exercise its right to participate in a Tag-along Sale by delivering to the Selling Stockholder a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of Common Shares (up to its Tag-along Portion) to be Transferred by it no later than ten (10) days after receipt of the Sale Notice (the “Tag-along Period”).

(iii) The offer of each Tag-along Stockholder set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Stockholder shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 3.5.

(e) Remaining Portions.

(i) If any Tag-along Stockholder declines to exercise its right under Section 3.5(d) or elects to exercise it with respect to less than its full Tag-Along Portion (the aggregate amount of Common Shares resulting from all such unexercised Tag-Along Portions, the “Remaining Portion”), the Selling Stockholder shall promptly deliver a written notice (a “Remaining Portion Notice”) to those Tag-along Stockholders who have elected to Transfer their Tag-Along Portion in full (each, a “Fully Participating Tag-along Stockholder”).  The Selling Stockholder and each Fully Participating Tag-along Stockholder (with respect to any Remaining Portion) shall be entitled to Transfer, in addition to any applicable Common Shares already being Transferred, a number of Common Shares, held by it equal to the product of (A) the Remaining Portion and (B) a fraction (x) the numerator of which is equal to the number of Common Shares then held by the applicable Stockholder, and (y) the denominator of which is equal to the number of Common Shares then held by the Selling Stockholder and all Fully Participating Tag-along Stockholders.

(ii) Each Fully Participating Tag-along Stockholder shall exercise its right to participate in the Transfer described in Section 3.5(e) by delivering to the Selling Stockholder a written notice (a “Remaining Tag-along Notice”) stating its election to do so and specifying the number of Common Shares (up to the amounts it may Transfer pursuant to Section 3.5(e)), to be Transferred by it no later than five (5) Business Days after receipt of the Remaining Portion Notice.

(iii) The offer of each Fully Participating Tag-along Stockholder set forth in a Remaining Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Stockholder shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 3.5.

(f) Waiver.  Each Tag-along Stockholder who does not deliver a Tag-along Notice in compliance with Section 3.5(d)(ii) shall be deemed to have waived all of such Tag-along Stockholder’s rights to participate in the Tag-along Sale with respect to the Common Shares owned by such Tag-along Stockholder, and the Selling Stockholder shall (subject to the rights of any other participating Tag-along Stockholder and the requirements of Section 3.1) thereafter be free to sell to the Proposed Transferee the Common Shares identified in the Sale Notice at a per Common Share price that is no greater than the applicable per Common Share price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Stockholder than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Stockholders.

(g) Conditions of Sale.

(i) Each Stockholder participating in the Tag-along Sale shall receive the same consideration per Common Share after deduction of such Stockholder’s proportionate share of the related expenses in accordance with Section 3.5(i) below.

(ii) Each Tag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Stockholder makes or provides in connection with the Tag-along Sale; provided, however, that each Tag-along Stockholder shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Common Shares, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Stockholder, and other matters relating to such Tag-along Stockholder, but not with respect to any of the foregoing with respect to any other Stockholders or their Common Shares; provided, further, however, that all representations, warranties, covenants and indemnities shall be made by the Selling Stockholder and each Tag-along Stockholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Stockholder and each Tag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Selling Stockholder and each such Tag-along Stockholder in connection with the Tag-along Sale.

(h) Cooperation.  Each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Stockholder, but subject to Section 3.5(g)(ii).

(i) Expenses.  The fees and expenses of the Selling Stockholder incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Stockholders (it being understood that costs incurred by or on behalf of a Selling Stockholder for its sole benefit will not be considered to be for the benefit of all Tag-along Stockholders), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Stockholder and all the participating Tag-along Stockholders on a pro rata basis, based on the consideration received by each such Stockholder; provided, however, that no Tag-along Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(j) Consummation of Sale.  The Selling Stockholder shall have thirty (30) days following the expiration of the Tag-along Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Stockholder than those set forth in the Tag-along Notice (which 30-day period may be extended for a reasonable time not to exceed forty-five (45) days to the extent reasonably necessary to obtain required approvals or consents from any governmental authority). If at the end of such period the Selling Stockholder has not completed the Tag-along Sale, the Selling Stockholder may not then effect a Transfer that is subject to this Section 3.5 without again fully complying with the provisions of this Section 3.5.

(k) Transfers in Violation of the Tag-along Right.  If the Selling Stockholder sells or otherwise Transfers to the Proposed Transferee any of its Common Shares in breach of this Section 3.5, then each Tag-along Stockholder shall have the right to sell to the Selling Stockholder, and the Selling Stockholder undertakes to purchase from each Tag-along Stockholder, the number of Common Shares of each applicable class or series that such Tag-along Stockholder would have had the right to sell to the Proposed Transferee pursuant to this Section 3.5, for a per Common Share amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Common Shares from the Selling Stockholder, but without indemnity being granted by any Tag-along Stockholder to the Selling Stockholder; provided, however, that nothing contained in this Section 3.5(k) shall preclude any Stockholder from seeking alternative remedies against such Selling Stockholder as a result of its breach of this Section 3.5. The Selling Stockholder shall also reimburse each Tag-along Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Stockholders’ rights under this Section 3.5(k).

4. Special Shareholder Matters.

4.1 Protective Provisions.  In addition to those actions for which this Agreement specifically requires the consent of one or more Stockholders, neither the Company, the Board nor the Stockholders shall take any of the following actions on behalf of the Company without first obtaining the written consent of the Stockholders as provided in this Section 4.1:

(a) Issue Shares or any other Capital Stock or securities in the Company or allow or cause any Company Subsidiary, if any, to do the same;

(b) Authorize or pay any dividends or other distributions to the Stockholders;

(c) Enter into or amend any sale, license or partnering agreements relating to AEM-28 or any other compound then under development by the Company including, without limitation, the License Agreement;

(d) Incur indebtedness other than trade payables incurred in the ordinary course of the Company’s business or as may otherwise be set forth in the Budget;

(e) Enter into, amend or terminate any related party transaction or agreement, including the Benu Management Agreement or the Accounting Services Agreement;

(f) Enter into or amend any material contract outside the ordinary course of the Company’s business;

(g) Except as otherwise provided in Section 4.2 below, liquidate or dissolve the Company or any Company Subsidiary;

(h) Merge or consolidate the Company with or into one or more Persons as permitted in the Act;

(i) Sell, lease, exchange, or otherwise dispose of all or any portion of Company’s property in a single transaction or a series of related transactions other than in the ordinary course of the Company’s business;

(j) Make an assignment for the benefit of creditors of the Company, file a voluntary petition in bankruptcy, consent to the appointment of a receiver for the Company or its assets, or engage in any other similar event or act; or

(k) Amend the Company’s Certificate of Incorporation or Bylaws.

Consent of the Stockholders for purposes of this Section 4.1 shall mean the following:

(i) The written consent of a Supermajority in Interest of the Stockholders; or

(ii) The affirmative vote of a Majority in Interest of the Stockholders at a duly noticed meeting in accordance with the following procedure: if a Majority in Interest of the Stockholders wish to consent to some action, such Majority in Interest of the Stockholders may provide written notice thereof to the Board (the “Request Notice”), whereupon the Board shall call a meeting of the Stockholders on a date specified by the Majority in Interest of the Stockholders that is not less than 15 days after the date of the Request Notice; provided, that if the action of the Company is necessary before 15 days after the date of the Request Notice due to the requirements of law or contract or to prevent or avoid material harm to the Company, the Stockholders may consent to such action by the written consent of a Majority in Interest of the Stockholders without regard to the procedures in this paragraph (ii); or

(iii) The written consent of a Majority in Interest of the Stockholders delivered to the Company and effective no earlier than the date following the date of the Stockholder meeting specified by the Majority in Interest of the Stockholders in the Request Notice.

4.2 Dissolution.  The parties agree that the Company shall not be dissolved without the written consent of the holders of a Super Majority in Interest of the Stockholders.  At the request of the holders of a Super Majority in Interest of the Stockholders, the Company agrees to take all actions required to effect the dissolution of the Company.

4.3 Special Voting Provision.  The parties acknowledge and agree that the Common Shares are entitled to vote together as a single class.  If for any reason, the holders of the Class A-2 Shares become entitled to vote as a separate class, under applicable corporate law or otherwise, the holders of the Class A-2 Shares agree to vote all of their Shares in the same manner as voted by a majority of the Class A-1 Shares.

4.4 Accounting and Tax Services.   The Company and CAPS have previously entered into the Accounting Services Agreement.   The Company agrees to maintain such Accounting Services Agreement in full force and effect and not to terminate, amend, modify or fail to renew such agreement, without the written consent of CAPS.  Without limiting the forgoing, the Company agrees that CAPS shall at all times have full and exclusive authority, unless otherwise agreed by CAPS, to provide, direct and manage all accounting, treasury, funds management and finance functions for the Company, including without limitation, maintaining the Company’s books and records, managing the Company’s funds, including receipts and disbursements, overseeing the preparation of tax returns, and preparing financial statements.   The Company agrees that CAPS shall have full access to all Company records and information requested by CAPS in connection therewith.

4.5 Budget/Milestones.  On or before January 15 of each year, the Company shall prepare a written budget and operational plan (the “Budget”) for the upcoming calendar year that is acceptable to, and approved by, a Majority in Interest of the Stockholders, containing operational and other milestones (the “Milestones”) acceptable to and approved by a Majority in Interest of the Stockholders.  The Company shall use best efforts to cause the Company to be operated in accordance with the Budget and to achieve the Milestones.

4.6           Covenants.  Upon the written request of a Majority in Interest of the Stockholders, the Company agrees to take the following actions:

(i) declare dividends on the capital stock of the Company out of funds legally available therefor, in such amounts and with respect to such classes of stock as the Majority in Interest of the Stockholders shall direct, subject to the preferential rights of the Preferred Stock as set forth in the Company’s Certificate of Incorporation;

(ii) offer, sell and issue New Shares (subject to Section 5.1 below) of the Company on such terms and conditions as may be directed by a Majority in Interest of the Stockholders.

5. Rights to Purchase.

5.1 Rights to Purchase.

(a) In the event a Majority in Interest of the Stockholders desires to issue any New Shares, the Company shall first deliver to each Stockholder (each such Stockholder being referred to in this Section 5 as a “New Share Offeree”) a written notice (the “Notice of Proposed Issuance”) specifying in reasonable detail the total number of such New Shares which the Company then desires to issue (the “Offered New Shares”), the preferences, powers, rights and privileges of such Offered New Shares, the price per share for the Offered New Shares and the proposed purchaser(s) of such Offered New Shares (collectively, the “Proposed Purchasers”; individually, a “Proposed Purchaser”), and stating that the New Share Offerees shall have the right to purchase the Offered New Shares in the manner specified in this Section 5.1 at the price and in accordance with the terms and conditions specified in such Notice of Proposed Issuance.

(b) During the twenty (20) day period commencing on the date on which the Notice of Proposed Issuance has been delivered to all of the New Share Offerees (the “Twenty Day Period”), the New Share Offerees shall have the option to purchase Offered New Shares at the price and pursuant to the terms specified in the Notice of Proposed Issuance.  Each New Share Offeree electing to purchase Offered New Shares must give written notice of such election to the Company during such Twenty Day Period.  Each New Share Offeree shall have the right to purchase that number of the Offered New Shares as shall be equal to the total number of the Offered New Shares multiplied by such New Share Offeree’s Proportionate Share at the date the Notice of Proposed Issuance is given.  If, at the termination of such Twenty Day Period any New Share Offeree shall not have delivered a notice to the Company exercising such New Share Offeree’s right to purchase Offered New Shares, such New Share Offeree shall be deemed to have waived all of its rights under this Section 5 with respect to the purchase of such Offered New Shares.

(c) If each New Share Offeree does not elect to purchase its full proportionate share of any Offered New Shares pursuant to Section 5.1(b) during the Twenty Day Period applicable to such Offered New Shares, then the Company shall, within two (2) Business Days after the expiration of such Twenty Day Period, send written notice to those New Share Offerees who fully exercised their options within such Twenty Day Period (the “Exercising Buyers”), indicating the number of remaining Offered New Shares.  Each Exercising Buyer shall have an additional option to purchase all or any part of the balance of such remaining Offered New Shares.  To exercise such option, an Exercising Buyer must deliver notice of such additional exercise to the Company within five (5) Business Days after receipt of such notice from the Company stating the number of such remaining Offered New Shares such Exercising Buyer elects to purchase.  In the event the Exercising Buyers in the aggregate exercise such option for a total number of remaining Offered New Shares in excess of the number available, such Offered New Shares will be allocated as follows: first, each Exercising Buyer who elects to purchase a number of additional Offered New Shares which is less than the number of additional Offered New Shares multiplied by the Allocation Ratio applicable to such Exercising Buyer, will purchase the amount of such Offered New Shares such Exercising Buyer has elected to purchase; and second, the remaining Offered New Shares will be allocated among the Exercising Buyers who have exercised their option pursuant to this Section 5.1(c) in proportion to their respective Allocation Ratios.

(d) The Company shall have the right, until the expiration of one hundred eighty (180) days commencing on the first day immediately following the expiration of the option period provided in Section 5.1(c) with respect to such Offered New Shares, to issue the remaining Offered New Shares to the Proposed Purchaser(s) at a price not less than, and on other terms and conditions no more favorable to the Proposed Purchaser(s) than, the price and other terms and conditions specified in the Notice of Proposed Issuance.  If for any reason the Offered New Shares are not issued within such period and at such price and on such terms and conditions, the right to issue such Offered New Shares in accordance with the Notice of Proposed Issuance shall expire and the provisions of this Agreement shall continue to be applicable to the Offered New Shares.

5.2 Price.  The purchase price for the Offered New Shares shall, unless otherwise agreed in writing by the parties to such transaction, be paid in cash or by certified check on the date of the closing.

5.3 Closing.  The closing of the purchase and sale of the Offered New Shares shall occur at the same time and on the same date but shall not be earlier than thirty (30) days following the last day of the applicable Twenty Day Period.  At such closing, the New Share Offerees or the Proposed Purchaser(s), as the case may be, shall deliver the consideration required by Section 5.2 and the Company shall deliver certificates representing the Offered New Shares.

5.4 No Obligation to Sell.  The Company shall not be obligated to consummate any proposed issuance of New Shares, nor be liable to any Stockholder if the Company has not consummated any proposed issuance of New Shares pursuant to this Section 5 for any reason, regardless of whether it shall have delivered a Notice of Proposed Issuance or received any notice of exercise in respect of such proposed issuance.

5.5 Alternative Procedures.  If the Board determines that the Company requires additional funds from the sale of New Shares prior to the time such funds would be available if the provisions of this Section 5 were complied with in full, the Board may authorize the Company to accept subscriptions for, and issue, New Shares from some or all of the Stockholders without compliance in full with the procedures provided in this Section 5; provided, however, that the Company concurrently establishes an alternative procedure whereby each Investor, as soon as practicable after such issuance, is provided a purchase right with respect to such New Shares equivalent to, and providing substantially the same overall effect of, the rights provided in this Section 5.

6. Delivery of Corporate Information.

6.1 Delivery of Financial Statements.

(a) The Company shall deliver the following to each Stockholder who owns at least  five percent (5%) of the outstanding Common Shares:

(i) Annual Financial Statements.  As soon as available, and in any event within one hundred  twenty (120) days after the end of each fiscal year, unaudited consolidated balance sheets of the Company and Company Subsidiaries, if any, as at the end of each such Fiscal Year and unaudited consolidated statements of income, cash flows and Stockholders’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto)  The parties agree, however, that for so long as CAPS has no material sources of revenue other than from, or as a result of, the operations of the Company, delivery of the unaudited consolidated financial statements of CAPS shall be deemed to satisfy the foregoing requirements.

(ii) Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company and Company Subsidiaries, if any, as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Stockholders’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto). The parties agree, however, that for so long as CAPS has no material sources of revenue other than from, or as a result of, the operations of the Company, delivery of the unaudited consolidated financial statements of CAPS shall be deemed to satisfy the foregoing requirements.

(b) Unless earlier terminated, the rights granted pursuant to this Section 6.1 shall terminate if the Company becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act.

6.2 Inspection Rights.  Upon reasonable notice from a Stockholder, the Company shall, and shall afford each Stockholder and its Representatives reasonable access during normal business hours to (a) the Company’s and the Company Subsidiaries’, if any, properties, offices, plants and other facilities, (b) the corporate, financial and similar records, reports and documents of the Company and the Company Subsidiaries, if any, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with the Company, and to permit each Stockholder and its Representatives to examine such documents and make copies thereof, and (c) the Company’s and the Company Subsidiaries’, if any, officers, senior employees and public accountants, and to afford each Stockholder and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company and the Company Subsidiaries, if any, with their officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Stockholder and its Representatives such affairs, finances and accounts).

6.3 Budget.  The  Board shall use best efforts to operate the Company in all material respects in accordance with the Budget.

6.4 Confidentiality and Use of Information.

(a) Each Stockholder (a “Company Person”) acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, the Company Subsidiaries, if any, and their Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Company Person acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Company Person is subject, no Company Person shall, directly or indirectly, whether through such Company Person’s agents, employees contractors, affiliates or otherwise, disclose or use (other than solely for the purposes of such Company Person monitoring and analyzing his investment in the Company or performing his duties as a director, manager, officer, employee, consultant or other service provider of the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during his membership, association or employment with the Company or thereafter, any Confidential Information of which such Company Person is or becomes aware. Each Company Person in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Nothing contained in Section 6.4 shall prevent any Company Person from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Company Person; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other directors or other Stockholders; (vi) to a Stockholder’s Representatives who, in the reasonable judgment of such Company Person, needs to know such Confidential Information; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Shares from a Stockholder, as long as such Transferee agrees to be bound by the provisions of this Section 6.4 as if a Stockholder; provided, however, that in the case of clause (i), (ii) or (iii), such Company Person shall notify the Company, the other directors, and the other Stockholders of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company, the other directors, and the other Stockholders) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 6.4 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Company Person in violation of this Agreement; (ii) is or becomes available to a Company Person or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Company Person and any of its Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Company Person without use of Confidential Information; or (iv) becomes available to the receiving Company Person or any of its Representatives on a non-confidential basis from a source other than the Company, any other Company Person or any of their respective Representatives; provided, however, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Company Person or any of its Representatives.

(d) Each Company Person agrees that upon the Transfer of his or her ownership of all of his or her Shares for any reason whatsoever, such Company Person shall surrender to the Company in good condition any record or records kept by such Company Person containing Confidential Information.  Upon request of a Majority in Interest of the Stockholders, such Company Person shall certify in writing to the Company that he or she has complied with the foregoing, and that he or she has not retained any Confidential Information in hard or soft copy, or any other form.

6.5 Other Business Activities.  The parties hereto expressly acknowledge and agree that, subject to all confidentiality provisions contained in Section 6.4 and subject at all times to this Agreement: (i) UABRF, CAPS and their Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in the business of the Company, other than through the Company and the Company Subsidiaries (an “Other Business”); provided, however, that no such Other Businesses shall be a Directly Competitive Business (as defined below), provided, further, that UABRF may engage in an Other Business or have presently or in the future investments in an Other Business including a Directly Competitive Business as long as UABRF does not directly engage in partnering with or investing in a business that develops, sells or manufactures the Apo E Mimetic molecules, including AEM-28 and AEM-18 and analogs licensed pursuant to the License Agreement; (ii) none of UABRF, CAPS or their Affiliates will be obligated to inform the Company or any Stockholder of any business opportunity, relationship or investment (a “Company Opportunity”) or to present any Company Opportunity to the Company, and the Company hereby renounces any interest in a Company Opportunity and any expectancy that a Company Opportunity will be offered to it; (iii) nothing contained herein shall limit, prohibit or restrict any Manager appointed by the CAPS Majority Holders from serving on the board of directors or other governing body of any Other Business; and (iv) the Stockholders will not acquire, be provided with an option or opportunity to acquire, or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of UABRF, CAPS or their Affiliates. The parties hereto expressly authorize and consent to the involvement of CAPS and/or its Affiliates in any Other Business subject to the terms contained in this Section 6.5; provided, however, that any transactions between the Company and/or the Company Subsidiaries, if any, and an Other Business will be on terms no less favorable to the Company and/or any Company Subsidiaries, if any, than would be obtainable in a comparable arm’s-length transaction.  For purposes of this Section 6.5, a “Directly Competitive Business” is a business that engages in the development, manufacture or sale of any molecules for the treatment of hypercholesterolemia, hyperlipidemia, acute coronary syndrome, obesity and diabetes.

7. Legend on Capital Stock.

7.1 Legend.  In addition to any other legend that may be required by law or another agreement between the Company and a Stockholder, each certificate representing shares of Capital Stock held by a Stockholder or issued to any subsequent transferee of such shares shall be endorsed with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT AND SUCH STATE LAWS OR A WRITTEN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ASSIGNMENT IS AVAILABLE UNDER SUCH ACT AND SUCH STATE LAWS.

THE VOTING, SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT BY AND AMONG THE STOCKHOLDER, THE COMPANY AND CERTAIN OTHER HOLDERS OF STOCK OF THE COMPANY.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

7.2 Stop Transfer Order.  Each Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

8. Exculpation and Indemnification.

8.1 Exculpation and Covered Persons.

(a) Covered Persons.  As used herein, the term “Covered Person” shall mean (i) each Stockholder, (ii) each officer, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Stockholder, and each of their controlling Affiliates, and (iii) each director, officer, employee, agent, manager, or representative of the Company.

(b) Standard of Care.  No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith and with the belief that such action or omission is in, or not opposed to, the best interest of the Company, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such Covered Person.

(c) Good Faith Reliance.  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, net income or net losses of the Company or any facts pertinent to the existence and amount of assets from which dividends or other might properly be paid) of the following Persons or groups: (i) another director; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.

8.2 Liabilities and Duties of Covered Persons.

(a) Limitation of Liability.  This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Stockholders and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Stockholders to replace such other duties and liabilities of such Covered Person. To the extent that, at law or in equity, any Covered Person has duties and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for such Covered Person’s good faith reliance on the provisions of this Agreement.

(b) Duties.  Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

8.3 Indemnification.

(a) General.  To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Stockholder or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii) The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Stockholder, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any Company Subsidiary; provided, however, that (A) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (B) such Covered Person’s conduct did not constitute fraud, gross negligence or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence or willful misconduct.

(b) Reimbursement.  The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.3; provided, however, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity.  The indemnification provided by this Section 8.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.3 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.3 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the JDC may determine; provided, however, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation.  Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.3 shall be provided out of and to the extent of Company assets only, and no Stockholder (unless such Stockholder otherwise agrees in writing) shall have personal liability on account thereof.

(f) Savings Clause.  If this Section 8.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.3 to the fullest extent permitted by any applicable portion of this Section 8.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(g) Amendment.  The provisions of this Section 8.3 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.3 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.3 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

8.4 Survival.  The provisions of Section 8.3 shall survive the dissolution, liquidation, winding up and termination of the Company.

9. Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earlier to occur of:

(a) the written agreement of Stockholders whose outstanding shares of Capital Stock are sufficient to amend this Agreement pursuant to Section 11.1;

(b) the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (whether pursuant to a proceeding under the United States bankruptcy code or any similar law, Federal or state, whether now or hereafter existing), or the general assignment by the Company of all or substantially all of its property for the benefit of creditors; or

(c) the merger of the Company into or the consolidation of the Company with one or more corporations not Affiliated with (i) the Company or (ii) Stockholders then owning a majority of the Voting Power if, as a result of such merger or consolidation, the Stockholders holding a majority of the Voting Power immediately prior to such merger or consolidation do not own a majority of the Voting Power (or a majority of the voting power of the surviving entity if the Company is not the surviving entity) immediately after such merger or consolidation.

10. Specific Enforcement.  Each party acknowledges and agrees that each other party will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms and conditions or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its provisions, in addition to any other remedy to which a party may be entitled at law or in equity (without the posting of any bond or other security and without having to prove actual damages), and if any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

11. Miscellaneous.

11.1 Amendment.

(a) This Agreement may be amended or modified and the observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by a Supermajority in Interest of the Stockholders.

(b) Any amendment, modification or waiver effected in accordance herewith shall be binding upon each party and each of their respective successors and permitted assigns, regardless of whether such Person entered into or approved such amendment, modification or waiver.  The Company shall give written notice of any amendment or modification of this Agreement or any waiver under this Agreement to any party that did not consent in writing to such amendment, modification or waiver after such amendment, modification or waiver becomes effective.

11.2 Successors and Assigns.  Except as otherwise expressly provided herein, and subject to the restrictions on Transfer set forth herein, the provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors, permitted assigns, heirs, executors and administrators of the parties.

11.3 No Third party Beneficiaries.  Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any Person, other than the parties or their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  Each Person entitled to indemnification under Section 8 shall be entitled to the benefits thereof and authorized to enforce the terms thereof that are for its benefit, even if such Person is not a party.

11.4 Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing, shall be transmitted to the appropriate party by hand delivery, by registered or certified mail, return receipt requested, postage prepaid or by overnight delivery by an internationally recognized overnight courier and shall be addressed to such party at his, her or its address shown on the signature page hereto.  Any party may designate by written notice given to all parties a new address to which any notice, demand or other communication hereunder shall thereafter be given.  Each notice or other communication transmitted in the manner described in this Section 11.4 shall be deemed to have been given and received for all purposes: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) two (2) days after deposit with an internationally recognized overnight courier, with written verification of receipt.

11.5 Further Assurances.  Each party agrees to execute such additional documents or instruments as may be reasonably necessary or desirable in order to carry out the provisions of this Agreement.  Without limiting the foregoing, each Stockholder shall vote (in person, by proxy or by action by written consent, as applicable) all of such Stockholder’s Capital Stock, whether now owned or hereafter acquired or which such Stockholder may be empowered to vote, from time to time and at all times, in whatever manner shall be necessary to increase the number of authorized Common Shares from time to time to ensure that there will be sufficient Common Shares available for conversion of all of the shares of Preferred Stock outstanding at any given time.

11.6 Severability.  The determination by a court of competent jurisdiction that any provision of this Agreement is invalid or unenforceable shall in no way affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect in the same manner and to the same extent as if the invalid or unenforceable provision had not been contained in this Agreement.  If any such invalidity or unenforceability of a provision of this Agreement becomes known or apparent to any of the parties, the parties shall negotiate promptly and in good faith in an attempt to make appropriate changes and adjustments to such provisions specifically and this Agreement generally to achieve as closely as possible, consistent with applicable law, the intent and spirit of such provision specifically and this Agreement generally.

11.7 Waiver.  No delay or omission in exercising, or failure to exercise, any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.8 Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior communications, understandings or agreements of the parties with respect to the subject matter hereof.  This Agreement, however, does not supersede any obligations of confidentiality that may exist among the parties pursuant to any other agreements between or among them.

11.9 Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

11.10 Arbitration.  All claims, disputes and other matters in controversy (a “Dispute”) regarding any matter set forth in this Agreement shall be resolved exclusively according to the procedures set forth in this Section 11.10.

(a) If a Dispute arises relating to any matter set forth herein between or among the parties hereto, it is expected that the parties will attempt in good faith to resolve any such dispute in an amicable and mutually satisfactory manner.

(b) In the event such efforts are unsuccessful, any party may serve a notice of arbitration (“Notice of Arbitration”) on any other party.  The Notice of Arbitration shall be dated, and without prejudice to any right under the applicable rules of arbitration permitting subsequent modifications, shall specify the claims or issues that are to be subjected to arbitration.

(c) THE PARTIES AGREE THAT IN ORDER TO PROMOTE TO THE FULLEST EXTENT REASONABLY POSSIBLE A MUTUALLY AMICABLE RESOLUTION OF THE DISPUTE IN A TIMELY, EFFICIENT AND COST-EFFECTIVE MANNER, THEY WILL WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY AND SETTLE THEIR DISPUTE BY SUBMITTING THE CONTROVERSY TO ARBITRATION TO AN ARBITRATOR OR ARBITRATION PANEL, AS APPLICABLE, SELECTED IN ACCORDANCE HEREWITH FOR PROCEEDINGS GOVERNED BY THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION (A.A.A.) EXCEPT THAT ALL PARTIES SHALL BE ENTITLED TO ALL DISCOVERY RIGHTS ALLOWED UNDER THE DELAWARE RULES OF CIVIL PROCEDURE.

(d) The parties shall attempt to select a mutually agreeable arbitrator.  If no agreement is reached within ten (10) Business Days of the Notice of Arbitration, then each party shall select one Person to act as arbitrator, and the two so selected shall, within fifteen (15) calendar days of their selection, select a third arbitrator.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the each party shall replace the Person selected to act as arbitrator, and the two so replacement arbitrators shall, within fifteen (15) calendar days of their selection, select a third arbitrator. This process shall be repeated until a three person arbitration panel is selected. All arbitrators shall serve as neutral, independent and impartial arbitrators. In all cases, it shall be a condition of such appointment that the arbitrator(s) can conduct all proceedings and render a decision within sixty (60) days after selection of the arbitrator or arbitrator panel, as applicable.

(e) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq., and the judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Any party may elect to participate in the arbitration telephonically. Any substantive or procedural rights other than the enforceability of the arbitration agreement shall be governed by Delaware law, without regards to Delaware’s conflict of laws principles.

(f) The parties further expressly agree that (i) the arbitrator(s) shall only reach his or her decision by applying strict rules of law to the facts, (ii) the arbitration shall be conducted in the English language, in Maricopa County, Arizona, (iii) the party in whose favor the arbitration award is rendered shall be entitled to recover costs and expenses of the arbitration including, but not limited to, attorneys’ fees and the cost and expense of administration of the arbitration proceedings, and any costs and attorney’s fees incurred in executing on or enforcing the arbitration award or, if the decision is not clearly in favor of one party or other, such costs and expenses shall be borne as determined by the arbitrator, and (iv) the arbitral award shall be issued in Maricopa County, Arizona.

(g) Except as provided in the following sentences, no party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted and determined as provided herein and then only for the enforcement of such arbitration award. Provided that, notwithstanding this dispute resolution policy, either party may apply to the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, to seek injunctive relief before or after the pendency of any arbitration proceeding. The institution of any action for injunctive relief shall not constitute a waiver of the right or obligation of any party to submit any claim seeking relief other than injunctive relief to arbitration. Judgment upon the award may be entered by the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, or application may be made to any such court for the judicial acceptance of the award and order of enforcement, as the case may be, if the Arbitrator’s award or decision is not complied with within seven (7) Business Days of the Arbitrator’s decision.

(h) Arbitration shall be the sole and exclusive procedure for resolution of disputes between the parties, including any disputes that might arise after termination of this Agreement, except as set forth otherwise herein with respect to equitable remedies.

11.11 Equitable Remedies.  Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

11.12 Attorneys’ Fees.  In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

11.13 Remedies Cumulative.  The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in this Agreement to the contrary.

11.14 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.15 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.16 Stock Splits, Stock Dividends, etc.  In the event of any issuance of Capital Stock after the date of this Agreement to the Stockholders (including in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Capital Stock shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 7.1 herein.

11.17 Spousal Consent.  If any Stockholder has a spouse on the date on which such Stockholder enters into this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a Consent of Spouse, effective as of such date.  If any Stockholder should marry or remarry subsequent to the date on which such Stockholder enters into this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his or her new spouse’s acknowledgment of and consent to the provisions of this Agreement by causing such new spouse to execute and deliver to the Company a Consent of Spouse.  Notwithstanding the execution and delivery thereof, no Consent of Spouse shall be deemed to confer on or convey to a spouse any rights in such Stockholder’s Capital Stock or any interest therein.

11.18 Construction.  The parties agree that this Agreement is the product of negotiations between sophisticated Persons, all of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given fair and reasonable construction without regard to the rule of contra proferentem.  As used in this Agreement, the masculine gender shall include the feminine and neuter gender.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified or the context otherwise requires, (a) references made in this Agreement to an Article, Section, Clause, Schedule or an Exhibit are to a Section, Clause, Schedule or an Exhibit of or to this Agreement, (b) the term “or” has the inclusive meaning represented by the term “and/or”.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  References to any Person include the successors and permitted assigns of that Person.  References to “$” or dollar amounts are to lawful currency of the United States of America, unless otherwise expressly stated.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first above written.

THE COMPANY:

LIPIMETIX DEVELOPMENT, INC.

By:  /s/ Dennis I. Goldberg
Name:  Dennis I. Goldberg, Ph.D.
Title:    President

Address for Notices:

5 Commonwealth Rd., Suite 2A
Natick, Massachusetts 01760
Attn:  Dennis I. Goldberg, Ph.D.
Email:  dgoldberg@benubio.com

STOCKHOLDERS:

MEMBERS:

CAPS:

CAPSTONE THERAPEUTICS CORP., a Delaware corporation

By:          /s/ John M. Holliman, III
John M. Holliman, III
Executive Chairman

LX STOCKHOLDERS:

/s/ Dennis I. Goldberg, Ph.D.
Dennis I. Goldberg, Ph.D.

/s/ Phillip M. Friden, Ph.D.
Phillip M. Friden, Ph.D.

/s/ Eric Morrell, Ph.D.
Eric Morrell, Ph.D.

_____________________
G.M. Anantharamaiah

[signature page to Stockholders Agreement]

/s/ Palgunachari Mayakonda
Palgunachari Mayakonda

______________________
Frederick Meyer

/s/ Michael Webb
Michael Webb

/s/ Jeffrey Elton
Jeffrey Elton

THE UAB RESEARCH FOUNDATION

By: ______________________________
Kathy L. Nugent
Chief Executive Officer

[signature page to Stockholders Agreement]

SCHEDULE A

Name and Address for Notices	Shares of Class A-1 Common Stock	Shares of Class A-2 Common Stock	Shares of Series A Preferred Stock
CAPS
Capstone Therapeutics Corp. 1275 W. Washington Street, Suite 104 Tempe, AZ 85281 Email: jholliman@capstonethx.com Attn: John M. Holliman, III	600,000		5,000,000
LX STOCKHOLDERS
Dennis I. Goldberg, Ph.D. 50 Land’s End Lane Sudbury, MA 01776 Email: dgoldberg@benubio.com	120,000
Philip M. Friden, Ph.D. 32 Washington Street Bedford, MA 01730 Email: pfriden@benubio.com	60,000
Eric Morrell, Ph.D. 49 Green Lane Sherborn, MA 01770 Email: emorrel@benubio.com	60,000
G. M. Anantharamaiah 3798 Carisbrooke Drive Birmingham, AL 35526 Email: ganatha@uabmc.edu	32,000
Frederick Meyer 24 Shuman Circle Newton, MA 02459 Email: fameyer@verizon.net	28,000

Jeffrey Elton 884 Lowell Road Concord, MA 01742 Email: jeff.elton@gmail.com	8,000
Michael Webb 161 Forest Street Sherborn, MA 01770 Email: webb.michael@comcast.net	8,000
Palgunachari Mayakonda 5035 Melrose Way, Hoover Birmingham, AL 35226 Email: maya.pa100@gmail.com	4,000
UABRF
The UAB Research Foundation 701 20th Street South, AB 770 Birmingham, Alabama 35294 Email:_____________ Attn: The Chief Executive Officer		80,000
Totals:	920,000	80,000	5,000,000